Exhibit 3.1

ARTICLES OF INCORPORATION
OF
ORAGEN, INC.

Article I

Name. The name of this Corporation is ORAGEN, INC.

Article II

Principal Office. The address of the principal office of the Corporation is 6424 S.W. 26th Place, Gainesville, FL 32608.

Article III

Duration.The period of duration of this Corporation shall be perpetual, commencing on the date of execution and acknowledgment of these articles.

Article IV

Purpose. The purpose of this Corporation is to engage in any activities or businesses permitted under the laws of the United States and under the Florida General Corporation Act including, but not limiting the acquisition of life insurance bonds, debentures, commodities, leaseholds, options, puts and calls, easements, mortgages, notes, mutual funds, investment trusts, common trust funds, voting trust certificates, and any class of stock or right to subscribe for stock, including trading on margin.

Article V

Capital Stock.This Corporation is authorized to issue 100,000 shares of $.001 par value common stock.

Article VI

By-Laws.The power to adopt, alter, amend or repeal By-Laws shall be vested in the Board of Directors and Shareholders.

Article VII

Initial Registered Of Office and Agent.The street address of the initial registered office of this Corporation is 6424 S.W. 26th Place, Gainesville, FL 32608, and the name of the initial registered agent of this Corporation is J.D. Hillman.

Article VIII

Initial Board of Directors.The Corporation shall have one (1) Directors initially. The number of Directors may either be increased or diminished from time to time by the By-Laws, but it shall never be less than one. The name and address of the initial Director of this Corporation is J.D. Hillman, 6424 S.W. 26th Place, Gainesville, FL 32608.

Article IX

Incorporator. The name and address of the person signing these Articles is J.D. Hillman, 6424 S.W. 26th Place, Gainesville, FL 32608.

IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation this 4th day of November, 1996.

/s/ J.D. Hillman
J.D. HILLMAN Incorporator

STATE OF FLORIDA
COUNTY OF ALACHUA

The foregoing instrument was acknowledged before me this 4th day of November, 1996, by J.D. HILLMAN who is personally known to me and who says that he is Incorporator of these Articles of Incorporation and as such Incorporator verifies that all statements and information contained herein are true and correct.

DATED this 4th day of November 1996.

(SEAL)	/s/ Carrie P. Fagan Carrie P. Fagan, Notary Public
Carrie P. Fagan Printed Name
My Commission Expires:	January 8, 1997

ACCEPTANCE BY REGISTERED AGENT

The undersigned hereby accepts the appointment as Registered Agent of ORAGEN, INC., which is contained in the foregoing Articles of Incorporation.

DATED this 4th day of November, 1996.

/s/ J.D. Hillman
J.D. HILLMAN Registered Agent